DELCATH SYSTEMS, INC.

                                OFFER TO EXCHANGE


                                                                   July 13, 2005

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Delcath Systems, Inc. (the "Issuer") is offering, upon the terms and conditions set forth in the offer to exchange dated July 13, 2005 and a letter of transmittal relating to exchange one of its new Redeemable Common Stock Purchase Warrants - Series A for each of its outstanding Redeemable Common Stock Purchase Warrants issued upon consummation of its initial public offering in 2000 (the "2000 Warrants"). The offer to exchange is being made in light of the recent trading prices of the Issuer's common stock and the Issuer's anticipated need for additional capital to continue development of its product.

     We are requesting that you contact your clients for whom you hold 2000 Warrants and inform them of the exchange offer. For your information and for forwarding to your clients for whom you hold 2000 Warrants registered in your name or in the name of your nominees, or who hold 2000 Warrants registered in their own names, we are enclosing the following documents:

          1. the offer to exchange;

          2. the letter of transmittal for your use and for the information of your clients;

          3. a notice of guaranteed delivery to be used to accept the exchange offer if certificates for 2000 Warrants are not immediately available or time will not permit all required documents to reach the exchange agent prior to the time the exchange offer expires, or if the procedures for book-entry transfer cannot be completed on a timely basis; and

          4. a form of letter which may be sent to your clients for whose accounts you hold 2000 Warrants registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer.

     Your prompt action is requested. The exchange offer will expire at 5:00 p.m., New York City time, on August 15, 2005, unless we extend the offer beyond that date. You may withdraw 2000 Warrants that have been tendered pursuant to the exchange offer at any time before the exchange offer expires or after 40 business days from the date hereof.

     To participate in the exchange offer, you should carefully read and follow the instructions set forth in the letter of transmittal and the offer to exchange.

     If the holders of 2000 Warrants wish to tender, but it is impracticable for them to forward their certificates for 2000 Warrants prior to the expiration of the exchange offer or to comply with the book-entry transfer procedures on a timely basis, they may tender the 2000 Warrants by following the guaranteed delivery procedures described in the Notice of Guaranteed Delivery and in Instruction 2 to the Letter of Transmittal.

     The Issuer will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of 2000 Warrants pursuant to the exchange offer. The Issuer will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

     You may direct any questions and requests for assistance with respect to the exchange offer or for additional copies of the offer to exchange, letter of transmittal and other enclosed materials to the exchange agent at its address and telephone number set forth on the front of the letter of transmittal.



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     Nothing contained in this letter or in the enclosed documents shall constitute you or any other person an agent of the Issuer, the exchange agent, or any affiliate of either of them, or authorize you or any other person to make any statements or use any documents on behalf of any of them in connection with the exchange offer other than the enclosed documents and the statements contained therein.

                                                     Very truly yours,

                                                     DELCATH SYSTEMS, INC.